Exhibit 10.4

AGREEMENT ON TERMS AND CONDITIONS OF CASH INCENTIVE AWARD

(Employee Cash Incentive Award)

By checking the box next to “I have read the documents” and clicking the “I ACCEPT” button, you are acknowledging and agreeing to all of the terms, conditions and restrictions set forth in this AGREEMENT ON TERMS AND CONDITIONS OF CASH INCENTIVE AWARD (this “Agreement”), which is made as of the Award Date (as such term is used on your Computershare [_____] page), by and between Shiloh Industries, Inc., a Delaware corporation (the “Company”), and you (the “Grantee”).

1.Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Company’s 2016 Equity and Incentive Compensation Plan (the “Plan”).

2.Grant of Award. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, the Company has granted to the Grantee as of the Award Date (the “Date of Grant”), (a) a target Cash Incentive Award equal to the amount of cash listed next to the “[_______]” term set forth on Grantee’s Computershare [_____] page, a percentage of which may be earned based on [_____] (the “Award”).

3.Payment of Award. The Award will become payable in accordance with the provisions of Section 6 of this Agreement to the extent the Grantee’s right to receive payment for the Award becomes nonforfeitable (“Vest,” “Vesting” or “Vested”) in accordance with Section 5 of this Agreement.

4.Restrictions on Transfer of Award. Subject to Section 15 of the Plan, neither the Award evidenced hereby nor any interest therein shall be transferable prior to payment to the Grantee pursuant to Section 6 hereof other than by will or pursuant to the laws of descent and distribution.

5.Vesting of Award.

(a.)
Subject to the terms and conditions of this Section 5 and Section 6 hereof and the Statement of Management Objectives (attached as Appendix A) approved by the Committee and thereafter communicated to the Grantee (the “Statement of Management Objectives”), the Grantee’s right to receive cash in settlement of the Award shall become Vested with respect to [_____], in each case as set forth in the Statement of Management Objectives and, except as provided in Sections 5(b) and 5(c), only if the Grantee remains in the continuous employ of the Company through the last day of the Performance Period. The Vested portion of the Award will be determined on the date following the end of the Performance Period on which the Committee determines the level of attainment of the Management Objectives for the Performance Period. Any portion of the Award that does not so Vest will be forfeited, including, except as provided in Section 5(b) or Section 5(c) below, if the Grantee ceases to be continuously employed by the Company or a Subsidiary prior to the end of the Performance Period. For purposes of this Agreement, “continuously employed” (or substantially similar terms) means the absence of any termination of the Grantee’s employment with the Company or a Subsidiary. Continuous employment shall not be considered terminated in the case of transfers between locations of the Company and its Subsidiaries.

(b.)
Notwithstanding Section 5(a) above, the Award shall Vest upon the occurrence of any of the following events at a time when the Award has not been forfeited (to the extent the Award has not previously Vested) in the following manner:

(i)
If the Grantee should die prior to the end of the Performance Period while the Grantee is continuously employed by the Company or any of its Subsidiaries, then (notwithstanding anything in the Statement of Management Objectives to the contrary) the Performance Period will be deemed to have ended on the date of death, and the Grantee shall Vest in a portion of the Award equal to the product of (A) the portion of the Award that would Vest under Section 5(a) on the basis of achievement of the applicable Management Objectives at the level determined appropriate by the Committee in its discretion after consideration of the relative achievement of such Management Objectives as of the date of death, multiplied by (B) a fraction (in no case greater than 1) the numerator of which is the number of calendar days from the first day of the Performance Period through the date of such death and the denominator of which is the total number of calendar days in the original Performance Period. The portion of the Award that Vests in accordance with this Section 5(b)(i) will be paid as provided for in Section 6 of this Agreement. Any portion of the Award that does not so Vest upon the Grantee’s death will be forfeited.

(ii)
If the Grantee should Retire or become Disabled prior to the end of the Performance Period while the Grantee is continuously employed by the Company or any of its Subsidiaries, then (notwithstanding anything in the Statement of Management Objectives to the contrary) the Grantee shall Vest in the portion of the Award in which the Grantee would have Vested (based on the achievement of the Management Objectives over the entire Performance Period) in accordance with the terms and conditions of Section 5(a) if the Grantee had remained in the continuous employ of the Company or a Subsidiary from the first day of the Performance Period until the end of the Performance Period. The portion of the Award that Vests in accordance with this Section 5(b)(ii) will be paid as provided for in Section 6 of this Agreement. Any portion of the Award that does not so Vest following the Grantee’s Retirement or Disability will be forfeited.

(iii)	In the event of a Change in Control that occurs prior to the end of the Performance Period, the Award shall Vest in accordance with Section 5(c) below.

(c.)
    (i) Notwithstanding Section 5(a) above, if at any time before the end of the Performance Period or forfeiture of the Award, and while the Grantee is continuously employed by the Company or a Subsidiary, a Change in Control occurs, then the Award will Vest (except to the extent that a Replacement Award is provided to the Grantee in accordance with Section 5(c)(ii) to continue, replace or assume the Award covered by this Agreement (the “Replaced Award”)) as follows: the Grantee shall Vest in a portion of the Award equal to the product of (A) the target Award multiplied by (B) a fraction (in no case greater than 1) the numerator of which is the number of calendar days from the first day of the Performance Period through the date of such Change in Control and the denominator of which is the total number of calendar days in the

Performance Period. The portion of the Award that Vests in accordance with this Section 5(c)(i) will be paid as provided for in Section 6 of this Agreement.

(ii) For purposes of this Agreement, a “Replacement Award” means an award (A) of the same type (e.g., a performance-based cash incentive award) as the Replaced Award, (B) that has a value at least equal to the value of the Replaced Award, (C) if the Grantee holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Grantee under the Code are not less favorable to such Grantee than the tax consequences of the Replaced Award, and (D) the other terms and conditions of which are not less favorable to the Grantee holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this Section 5(c)(ii) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(iii) If, after receiving a Replacement Award, the Grantee experiences a termination of employment with the Company or a Subsidiary (or any of their successors) (as applicable, the “Successor”) by reason of a termination by the Successor without Cause or by the Grantee for Good Reason, in each case within a period of two years after the Change in Control and during the remaining performance period for the Replacement Award, then (notwithstanding anything in the Statement of Management Objectives to the contrary) the Grantee shall Vest in a portion of the Replacement Award equal to the product of (A) the portion of the Replacement Award in which the Grantee would have Vested (based on actual achievement of the applicable management objectives over the entire applicable performance period) had the Grantee remained in the continuous employ of the Successor until the end of the applicable performance period, multiplied by (B) a fraction (in no case greater than 1) the numerator of which is the number of calendar days from the first day of the performance period through the date of such termination of employment and the denominator of which is the total number of calendar days in the performance period. The portion of the Award that Vests in accordance with this Section 5(c)(iii) will be paid as provided for in Section 6 of this Agreement.

(iv) If a Replacement Award is provided, notwithstanding anything in this Agreement to the contrary, any portion of the outstanding Award that at the time of the Change in Control is not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be Vested at the time of such Change in Control and will be paid as provided for in Section 6 of this Agreement.

(d.)	For purposes of this Agreement, the following definitions apply:

(i)	[_____] each have the meaning set forth in the Statement of Management Objectives.

(ii)
“Cause” shall mean any of the following: (A) a material breach by the Grantee of any agreement then in effect between the Grantee and the Successor; (B) the Grantee’s conviction of or plea of “guilty” or “no contest” to a felony under the laws of the United States or any state thereof; (C) any material violation or breach by the Grantee of the Company's Code of Business Conduct and Ethics as in effect immediately prior to the Change in Control, as determined by the Board (or the board of directors of the Successor); or (D) the Grantee’s willful and continued failure to substantially perform the duties associated with the Grantee’s position (other than any such failure resulting from the Grantee’s incapacity due to physical or mental illness), which failure has not been cured within thirty (30) days after a written demand for substantial performance is delivered to the Grantee by the Board (or the board of directors of the Successor), which demand specifically identifies the manner in which the Board (or the board of directors of the Successor) believes that the Grantee has not substantially performed his duties.

(iii)
“Disabled” (or similar terms) shall mean (x) the Grantee is unable to engage in any substantial gainful activity due to medically determinable physical or mental impairment expected to result in death or to last for a continuous period of not less than 12 months, or (y) due to any medically determinable physical or mental impairment expected to result in death or last for a continuous period not less than 12 months, the Grantee has received income replacement benefits for a period of not less than three months under an accident and health plan sponsored by the Company.

(iv)
“Good Reason” shall mean (A) a material and permanent diminution in the Grantee’s duties or responsibilities; (B) a material reduction in the aggregate value of base salary and bonus opportunity provided to the Grantee by the Successor; or (C) a permanent reassignment of the Grantee to another primary office more than 50 miles from the current office location. The Grantee must notify the Successor of the Grantee’s intention to invoke termination for Good Reason within 90 days after the Grantee has knowledge of such event and provide the Successor 30 days’ opportunity for cure, or such event shall not constitute Good Reason. The Grantee may not invoke termination for Good Reason if Cause exists at the time of such termination.

(v)
“Management Objectives” means the goals established by the Committee for the Performance Period with respect to [_____], as applicable, as described in the Statement of Management Objectives. No adjustment of the Management Objectives shall be permitted in respect of any Qualified Performance-Based Award granted to the Grantee if at the Date of Grant he or she is a Covered Employee if such adjustment would result in the Award failing to qualify as a Qualified Performance-Based Award.

(vi)	“Performance Period” means the [_____].

(vii)
“Retirement” (or similar terms) shall mean termination of employment with the Company or a Subsidiary, other than by the Company or a Subsidiary for Cause, after the attainment of age 60 with at least 10 years of service with the Company or a Subsidiary.

6.Form and Time of Payment of Award.

(a.)
General. Subject to Section 5 and Section 6(b), payment for the Award, after and to the extent it has Vested, shall be made in the form of cash no later than January 31 of the calendar year following the calendar year in which the Award becomes Vested pursuant to Section 5 hereof.

(b.)
Other Payment Events. Notwithstanding Section 6(a), if a Change in Control or the Grantee’s death occurs prior to the end of the Performance Period, to the extent that the Award is Vested on the dates set forth below, payment with respect to the Award will be made as follows:

(i)	Change in Control. Upon a Change in Control, the Grantee is entitled to receive payment for the Vested portion of the Award in cash within 30 days of the date of the Change in Control.

(ii)	Death. Within 60 days following the date of the Grantee’s death, the Grantee is entitled to receive payment for the Vested portion of the Award in cash.

(c.)
Except to the extent provided by Section 409A of the Code and permitted by the Committee, no cash may be paid to the Grantee pursuant to this Agreement at a time earlier than otherwise expressly provided in this Agreement.

(d.)	The Company’s obligations to the Grantee with respect to the Award will be satisfied in full upon the payment of cash corresponding to such Award.

(e.)
The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver cash in the future, and the rights of the Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

7.Adjustments. The Award, the amount of cash payable pursuant to the Award, and the other terms and conditions of the grant evidenced by this Agreement are subject to adjustment as provided in Section 11 of the Plan.

8.Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment or vesting event under this Agreement, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the obligation of the Company to make any such payment that the Grantee make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld.

9.Compliance With Law. The Company shall make reasonable efforts to comply with all applicable federal and state laws.

10.Compliance With Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with or be exempt from Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee).

11.Interpretation. Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Except as expressly provided in this Agreement, capitalized terms used herein will have the meaning ascribed to such terms in the Plan.

12.No Right to Future Awards or Employment. The grant of the Award under this Agreement to the Grantee is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. The grant of the Award and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained in this Agreement shall confer upon the Grantee any right to be employed or remain employed by the Company or any of its Subsidiaries, nor limit or affect in any manner the right of the Company or any of its Subsidiaries to terminate the employment or adjust the compensation of the Grantee.

13.Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any of its Subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any of its Subsidiaries.

14.Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that (a) no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s written consent, and (b) the Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act.

15.Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

16.Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement. Notwithstanding anything in this Agreement to the contrary, Grantee acknowledges and agrees that this Agreement and the Award described herein (and any settlement thereof) are subject to the terms and conditions of the Company’s clawback policy (if any) as may be in effect from time to time specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Shares may be traded) (the “Compensation Recovery Policy”), and that relevant sections of this Agreement shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.

17.Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Award and the Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

18.Governing Law. This Agreement shall be governed by and construed with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

19.Successors and Assigns. Without limiting Section 4 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

20.Acknowledgement. The Grantee acknowledges that the Grantee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.

21.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

22.Country-Specific Special Terms and Conditions. Notwithstanding any provisions in this Agreement, the Award shall also be subject to the special terms and conditions set forth in Appendix B to this Agreement for the Grantee’s country of residence. Moreover, if a Grantee relocates to one of the countries included on Appendix B, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions are necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Appendix B constitutes part of this Agreement.

Appendix A

[_____________]

Appendix B

[_____________]